Exhibit 99.1

Investor Contacts:	Media Contact:
Lisa Wilson	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

BAUSCH HEALTH ANNOUNCES THIRD-QUARTER 2023 RESULTS

•Revenue of $2.24 billion, up 9% on both a Reported and Organic1 basis
•Year-over-year revenue growth in all segments on both a Reported and Organic Basis
•GAAP Net Loss Attributable to Bausch Health Companies Inc. of $378 Million
•Adjusted EBITDA Attributable to Bausch Health Companies Inc. (non-GAAP)1 of $830 Million, up 8%
•Provides updated full-year Revenue and Adjusted EBITDA (non-GAAP)1 guidance
•Received U.S. Food and Drug Administration ("FDA") approval for CABTREOTM (IDP-126), the first and only FDA-approved fixed-dose, triple-combination topical treatment for acne

LAVAL, QC, November 2, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) ("Bausch Health" or the "Company" or "we" or "our") today announced its third-quarter 2023 financial results and other key updates from the quarter.

"We are pleased with our solid third-quarter performance, as each of our business segments posted year-over-year revenue growth on both a reported and organic basis. We remain focused on advancing our R&D pipeline, strengthening our balance sheet and executing on our commercial strategies to drive global growth," said Thomas J. Appio, Chief Executive Officer, Bausch Health.

Bausch Health (excl. B+L) R&D Update
•RED-C: prevention and delay of first episode of hepatic encephalopathy
◦Enrollment of two global Phase 3 trials on track and expected to be completed in Q1 2024
•Amiselimod (S1P modulator): treatment of mild to moderate Ulcerative Colitis
◦Phase 2 study completed enrollment in July 2023 and induction portion of the study is expected to be completed in Q4 2023
•CABTREOTM: first triple combination product for the treatment of acne vulgaris
◦Received FDA approval on October 20, 2023
◦Commercial launch expected in Q1 2024
◦New Drug Submission was submitted to Health Canada on May 30, 2023
•Clear + Brilliant® Touch: fractionated laser device for skin rejuvenation
◦Planned regulatory submissions on track for Europe, Canada, and Asia Pacific markets in 2024
•Next Generation Fraxel®: fractionated laser device for skin resurfacing
◦FDA submission planned in Q1 2024 and approval is expected 1H 2024

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1     This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Information" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Third Quarter 2023 Revenue Performance
Total reported revenues were $2.24 billion for the third quarter of 2023, compared with $2.05 billion in the third quarter of 2022, an increase of $192 million, or 9%. Excluding the impact of foreign exchange of $6 million and acquisitions, divestitures, and discontinuations of $19 million, revenue increased by 9% organically1 compared with the third quarter of 2022.

Reported revenues by segment were as follows:

	Three Months Ended September 30,		Reported Change		Change at Constant Currency[1] (Non-GAAP)	Change in Organic Revenue[1] (Non-GAAP)
(in millions)	2023	2022	Amount	Pct.
Total Bausch Health Revenues	$2,238	$2,046	$192	9%	9%	9%

Bausch Health (excl. B+L)	$1,231	$1,104	$127	12%	10%	10%
Salix segment	$614	$544	$70	13%	13%	13%
International segment	$275	$250	$25	10%	3%	4%
Solta Medical segment	$83	$72	$11	15%	17%	17%
Diversified segment	$259	$238	$21	9%	9%	9%
Bausch + Lomb segment	$1,007	$942	$65	7%	8%	7%

Salix Segment
Salix segment reported and organic1 revenues were $614 million for the third quarter of 2023, compared with $544 million for the third quarter of 2022, an increase of $70 million, or 13%. Sales growth was driven by Xifaxan®, Relistor®, and Trulance®.

International Segment
International segment reported revenues were $275 million for the third quarter of 2023, compared with $250 million for the third quarter of 2022, an increase of $25 million, or 10%. Excluding the impact of foreign exchange of $17 million and divestitures and discontinuations of $1 million, segment revenues increased organically1 by 4% compared with the third quarter of 2022, led by strong performances in Latin America and Poland.

Solta Medical Segment
Solta Medical segment reported revenues were $83 million for the third quarter of 2023, compared with $72 million in the third quarter of 2022, an increase of $11 million, or 15%, which was driven by growth in the Asia Pacific region. Excluding the impact of foreign exchange of $1 million, segment revenues increased organically1 by 17% compared with the third quarter of 2022.

Diversified Segment
Diversified segment reported revenues were $259 million for the third quarter of 2023, compared with $238 million for the third quarter of 2022, an increase of $21 million, or 9% on both a reported and organic1 basis, primarily attributable to increases in sales in Generics and Neurology.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1,007 million for the third quarter of 2023, compared with $942 million for the third quarter of 2022, an increase of $65 million, or 7%. Excluding the impact of foreign exchange of $10 million, acquisitions of $15 million and divestitures and discontinuations of $3 million, the Bausch + Lomb segment revenue increased organically1 by 7%, compared with the third quarter of 2022, driven by increases across all business units.

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Consolidated Operating Income
Consolidated operating income was $14 million for the third quarter of 2023, compared with operating income of $244 million for the third quarter of 2022, a decrease of $230 million. The change is primarily due to an increase in goodwill impairments, higher selling, general and administrative expenses, and investments in research and development, which were partially offset by higher revenues and associated gross profit, and lower amortization of intangible assets.

Net (Loss) Income Attributable to Bausch Health
Net loss attributable to Bausch Health for the third quarter of 2023 was $378 million, compared with net income attributable to Bausch Health of $399 million for the third quarter of 2022, a decrease of $777 million, primarily due to the decrease in Operating Income and a gain on extinguishment of debt of $570 million recorded in the third quarter of 2022.

Adjusted net income attributable to Bausch Health (non-GAAP)1 for the third quarter of 2023 was $377 million, compared with $277 million for the third quarter of 2022, an increase of $100 million primarily due to higher revenues and gross profit, partially offset by higher selling, general and administrative expenses and investments in research and development.

(Loss) Earnings Per Share Attributable to Bausch Health
GAAP loss per share attributable to Bausch Health for the third quarter of 2023 was $1.03, compared with earnings per share of $1.10 for the third quarter of 2022.

Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $830 million for the third quarter of 2023, as compared to $766 million for the third quarter of 2022, an increase of $64 million.

Cash Provided by (Used in) Operating Activities
The Company generated $281 million of cash from operating activities in the third quarter of 2023 compared with cash used of $1,263 million in the third quarter of 2022. The increase in cash flow reflects improved operating results as well as the impact in 2022 of a reduction of $1.2 billion from restricted cash in connection with the settlement of legacy U.S. securities litigation.

Balance Sheet Highlights as of September 30, 2023:
•Cash and cash equivalents of $780 million.
•Bausch Health (excl. B+L) had availability under its 2027 revolving credit facility of $952 million and Bausch + Lomb had availability of approximately $300 million under its revolving credit facility.
•Bausch Health (excl. B+L) has an accounts receivable credit facility which provides for up to $600 million of availability, $350 million of which was drawn as of September 30, 2023.

2023 Financial Outlook
The Company updated its full-year revenue and Adjusted EBITDA (non-GAAP)1 guidance:

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	Previous Guidance (as of Aug. 3, 2023)			Current Guidance (as of Nov. 2, 2023)
	BHC	BHC (excl. B+L)	B+L	BHC	BHC (excl. B+L)	B+L

Revenues (in Billions)	$8.45 - $8.65	$4.50 - $4.65	$3.95 - $4.00	$8.585 - $8.710	$4.550 - $4.625	$4.035 - $4.085
Organic[1] growth vs. Prior Year		2%-5%			4%-6%
Adjusted EBITDA[1] (in Billions)	$3.00 - $3.15	$2.30 - $2.40	$0.70 - $0.75	$3.01 - $3.11	$2.30 - $2.35	$0.71 - $0.76

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

Conference Call Details

Date:	Thursday, November 2, 2023

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our healthcare products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling ownership interest in Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, research and development efforts and anticipated timing or results thereof, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to

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launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, ability to execute its growth strategies generally, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2023 financial outlook and full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s plan to separate its eye health business from the remainder of Bausch Health. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any spinoff or other separation transaction will occur on the terms and timelines anticipated by the Company. They also include risks and uncertainties related to the uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the company to successfully execute strategic plans. They also include risks and uncertainties related to the challenges the Company faces as a result of the closing of the initial public offering of Bausch + Lomb (the "B+L IPO"), including the transitional services being provided by and to Bausch + Lomb, any potential actual or perceived conflict of interest of some of our directors and officers because of their equity ownership in Bausch + Lomb and/or because they also serve as directors or officers of Bausch + Lomb and our ability to timely consolidate the financial results of the Bausch + Lomb business. They also include, but are not limited to, risks and uncertainties caused by or relating to the COVID-19 pandemic, the potential resurgence of the COVID-19 virus and any resulting reinstitution of lockdowns and other restrictions, the evolving reaction of governments, private sector participants and the public to that pandemic, and the potential effects and economic impact of the pandemic and the reaction to it, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a significant adverse impact on the Company. They also include economic factors, such as interest rate, inflation rate and currency exchange rate fluctuations; and competition, including technological advances, new products and patents attained by competitors.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

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Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the B+L IPO, as the Company prepares for post-separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the company excludes acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as

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well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities regarding: (i) the separation of the eye-health business and the separation of the Solta aesthetic medical device business (which was suspended in 2022) from the remainder of the Company and (ii) the registration of the eye-health business and the suspended registration of the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the suspended initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the suspended Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs,

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including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, share-based compensation, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets and acquisition-related costs and adjustments excluding amortization of intangible assets, as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: In addition to the acquisition-related costs and adjustments as described above, the company has excluded the expense directly attributable to one-time commitment and structuring fees related to a bridge loan facility put in place prior to the acquisition of XIIDRA and certain other ophthalmology assets. The company excluded these costs as they are outside of the ordinary course of continuing operations and are infrequent in nature. The company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the company from period to period and, therefore, provides useful supplemental information to investors.
Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

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Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. In addition, subsequent to the B+L IPO, the Company began presenting Adjusted net income (non-GAAP) attributable to Bausch Health Companies Inc. as it may be useful to investors in their assessment of the Company and its performance.

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Changes in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and change in organic revenue exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Revenues
Product sales	$2,213	$2,022	$6,281	$5,857
Other revenues	25	24	68	74
	2,238	2,046	6,349	5,931
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	612	573	1,824	1,677
Cost of other revenues	11	11	30	35
Selling, general and administrative	715	661	2,151	1,959
Research and development	153	133	452	387
Amortization of intangible assets	253	290	795	902
Goodwill impairments	402	119	402	202
Asset impairments	4	1	54	15
Restructuring, integration, separation and IPO costs	14	10	40	58
Other expense, net	60	4	—	6
	2,224	1,802	5,748	5,241
Operating income	14	244	601	690
Interest income	6	3	19	8
Interest expense	(339)	(385)	(965)	(1,157)
Gain on extinguishment of debt	—	570	—	683
Foreign exchange and other	(7)	7	(38)	4
(Loss) income before income taxes	(326)	439	(383)	228
Provision for income taxes	(56)	(36)	(181)	(30)
Net (loss) income	(382)	403	(564)	198
Net loss (income) attributable to noncontrolling interest	4	(4)	11	(13)
Net (loss) income attributable to Bausch Health Companies Inc.	$(378)	$399	$(553)	$185

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) income to Adjusted Net Income (non-GAAP)
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Net (loss) income	$(382)	$403	$(564)	$198
Non-GAAP adjustments: (a)
Amortization of intangible assets	253	290	795	902
Goodwill impairments	402	119	402	202
Asset impairments	4	1	54	15
Restructuring, integration and transformation costs	31	13	85	38
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	60	4	77	2
Gain on extinguishment of debt	—	(570)	—	(683)
IT infrastructure investment	8	2	22	10
Separation costs, separation-related costs, IPO costs and IPO-related costs	6	27	20	114
Legal and other professional fees	4	4	17	27
Gain on sale of assets, net	(5)	—	(4)	(3)
Litigation and other matters, net of insurance recoveries	24	—	(55)	7
Other	2	—	9	8
Tax effect of non-GAAP adjustments	(17)	(2)	36	(69)
Total non-GAAP adjustments	772	(112)	1,458	570
Adjusted net income (non-GAAP)	390	291	894	768
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(13)	(14)	(26)	(27)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$377	$277	$868	$741
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding of amortization and impairments of intangible assets)	$612	$573	$1,824	$1,677
Fair value inventory step-up resulting from acquisitions (a)	(2)	—	(2)	—
Adjusted cost of goods sold (excluding of amortization and impairments of intangible assets) (non-GAAP)	$610	$573	$1,822	$1,677
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$715	$661	$2,151	$1,959
IT infrastructure investment (b)	(8)	(2)	(22)	(10)
Legal and other professional fees (c)	(4)	(4)	(17)	(27)
Separation-related and IPO-related costs (d)	(3)	(20)	(16)	(84)
Transformation costs (e)	(19)	(10)	(48)	(10)
Adjusted selling, general and administrative (non-GAAP)	$681	$625	$2,048	$1,828
Research and development reconciliation:
GAAP Research and development	$153	$133	$452	$387
Separation-related costs (d)	(1)	—	(1)	—
Adjusted research and development (non-GAAP)	$152	$133	$451	$387
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$253	$290	$795	$902
Amortization of intangible assets (f)	(253)	(290)	$(795)	(902)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$402	$119	$402	$202
Goodwill impairments (g)	(402)	(119)	(402)	(202)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments:
GAAP Asset impairments	$4	$1	$54	$15
Asset impairments (h)	(4)	(1)	(54)	(15)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$14	$10	$40	$58
Restructuring and integration costs (e)	(12)	(3)	(37)	(28)
Separation and IPO costs (d)	(2)	(7)	(3)	(30)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Other expense, net reconciliation:
GAAP Other expense, net	$60	$4	$—	$6
Litigation and other matters, net of insurance recoveries (i)	(24)	—	55	(7)
Acquisition-related contingent consideration (j)	(26)	(4)	(40)	(2)
Gain on sale of assets, net (k)	5	—	4	3
Acquisition-related costs (l)	(15)	—	(18)	—
Other (m)	(1)	—	(1)	—
Adjusted other expense, net (non-GAAP)	$(1)	$—	$—	$—
Gain on extinguishment of debt reconciliation:
GAAP Gain on extinguishment of debt	$—	$570	$—	$683
Gain on extinguishment of debt (n)	—	(570)	—	(683)
Adjusted gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Interest expense reconciliation:
GAAP Interest expense	$(339)	$(385)	$(965)	$(1,157)
Acquisition-related financing costs (o)	(16)	—	(16)	—
Adjusted Interest expense (non-GAAP)	$(355)	$(385)	$(981)	$(1,157)
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(7)	$7	$(38)	$4
Other (p)	(2)	—	(9)	(8)
Adjusted foreign exchange and other (non-GAAP)	$(9)	$7	$(47)	$(4)
Provision for income taxes reconciliation:
GAAP Provision for income taxes	$(56)	$(36)	$(181)	$(30)
Tax effect of non-GAAP adjustments (q)	(17)	(2)	36	(69)
Adjusted provision for income taxes (non-GAAP)	$(73)	$(38)	$(145)	$(99)
Net income attributable to noncontrolling interest reconciliation:
GAAP Net loss (income) attributable to noncontrolling interest	$4	$(4)	$11	$(13)
Noncontrolling interest portion of amortization of intangible assets (r)	(5)	(7)	(17)	(11)
Noncontrolling interest portion of all other adjustments (s)	(12)	(3)	(20)	(3)
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(13)	$(14)	$(26)	$(27)

(a) Represents the sole component of the non-GAAP adjustment of “Cost of goods sold” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(d) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(e)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters, net of insurance recoveries” (see Table 2).

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(j)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(k)    Represents the sole component of the non-GAAP adjustment of “(Gain) loss on sale of assets, net” (see Table 2).
(l)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(n)    Represents the sole component of the non-GAAP adjustment of “Gain on extinguishment of debt” (see Table 2).
(o)    Represents the sole component of the non-GAAP adjustment of “Interest expense” (see Table 2).
(p)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(q)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(r)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).
(s)    Represents the portion of the non-GAAP adjustments above attributable to all other adjustments (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) income to Adjusted EBITDA (non-GAAP)
For the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Net (loss) income	$(382)	$403	$(564)	$198
Interest expense, net	333	382	946	1,149
Provision for income taxes	56	36	181	30
Depreciation and amortization	301	335	935	1,034
EBITDA	308	1,156	1,498	2,411
Adjustments:
Goodwill impairments	402	119	402	202
Asset impairments	4	1	54	15
Restructuring, integration and transformation costs	31	13	85	38
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	45	4	62	2
Gain on extinguishment of debt	—	(570)	—	(683)
Share-based compensation	29	33	103	91
Separation costs, separation-related costs, IPO costs and IPO-related costs	6	27	20	114
Other adjustments:
Litigation and other matters, net of insurance recoveries	24	—	(55)	7
IT infrastructure investment	8	2	22	10
Legal and other professional fees (a)	4	4	17	27
Gain on sale of assets, net	(5)	—	(4)	(3)
Other	2	—	9	8
Adjusted EBITDA (non-GAAP)	858	789	2,213	2,239
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(28)	(23)	(68)	(40)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$830	$766	$2,145	$2,199
(a) Legal and other professional fees incurred during the three and nine months ended September 30, 2023 and 2022 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net (income) loss attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2023	2022	2023	2022
Net loss (income) attributable to noncontrolling interest	$4	$(4)	$11	$(13)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(9)	(4)	(21)	(6)
Depreciation and amortization	(9)	(11)	(29)	(17)
All other adjustments	(14)	(4)	(29)	(4)
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(28)	$(23)	$(68)	$(40)

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended September 30, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	September 30, 2023				September 30, 2022			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$614	$—	$—	$614	$544	$—	$544	$70	13%	$70	13%

International	275	(17)	—	$258	250	(1)	249	25	10%	9	4%

Solta Medical	83	1	—	$84	72	—	72	11	15%	12	17%

Diversified
Neuro	136	—	—	136	126	—	126	10	8%	10	8%
Dermatology	61	—	—	61	61	—	61	—	—%	—	—%
Generics	38	—	—	38	26	—	26	12	46%	12	46%
Dentistry	24	—	—	24	25	—	25	(1)	(4)%	(1)	(4)%
Total Diversified	259	—	—	259	238	—	238	21	9%	21	9%

Bausch Health (excl. B+L) revenues	1,231	(16)	—	$1,215	1,104	(1)	1,103	127	12%	112	10%

Bausch + Lomb
Vision Care	648	13	(12)	649	597	(2)	595	51	9%	54	9%
Surgical	185	(3)	(3)	179	172	(1)	171	13	8%	8	5%
Pharmaceuticals	174	—	—	174	173	—	173	1	1%	1	1%
Total Bausch + Lomb revenues	1,007	10	(15)	$1,002	942	(3)	939	65	7%	63	7%

Total Bausch Health Companies Inc. revenues	$2,238	$(6)	$(15)	$2,217	$2,046	$(4)	$2,042	$192	9%	$175	9%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended September 30, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the three months ended September 30, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Nine Months Ended September 30, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Nine Months Ended
	September 30, 2023				September 30, 2022			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$1,667	$—	$—	$1,667	$1,509	$—	$1,509	$158	10%	$158	10%

International	781	(15)	—	766	727	(8)	719	54	7%	47	7%

Solta Medical	244	7	—	251	201	—	201	43	21%	50	25%

Diversified
Neuro	353	—	—	353	375	—	375	(22)	(6)%	(22)	(6)%
Dermatology	165	—	—	165	178	—	178	(13)	(7)%	(13)	(7)%
Generics	92	—	—	92	96	—	96	(4)	(4)%	(4)	(4)%
Dentistry	74	—	—	74	73	—	73	1	1%	1	1%
Total Diversified	684	—	—	684	722	—	722	(38)	(5)%	(38)	(5)%

Bausch Health (excl. B+L) revenues	3,376	(8)	—	3,368	3,159	(8)	3,151	217	7%	217	7%

Bausch + Lomb
Vision Care	1,881	48	(12)	1,917	1,745	(2)	1,743	136	8%	174	10%
Surgical	563	4	(7)	560	530	(5)	525	33	6%	35	7%
Pharmaceuticals	529	7	—	536	497	—	497	32	6%	39	8%
Total Bausch + Lomb revenues	2,973	59	(19)	3,013	2,772	(7)	2,765	201	7%	248	9%

Total Bausch Health Companies Inc. revenues	$6,349	$51	$(19)	$6,381	$5,931	$(15)	$5,916	$418	7%	$465	8%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the nine months ended September 30, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the nine months ended September 30, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.				Table 4
Other Financial Information
(unaudited)
(in millions)			September 30, 2023	December 31, 2022
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents			$760	$564
Restricted cash			20	27
Cash, cash equivalents and restricted cash			$780	$591

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities			$175	$470
AR Credit Facility			350	—
Term Loan Facilities			5,312	4,925
Senior Secured Notes			9,305	7,905
Senior Unsecured Notes			5,798	5,798
Other			12	12
Total long-term debt and other, net of premiums, discounts and issuance costs			20,952	19,110
Plus: Unamortized premiums, discounts and issuance costs			1,478	1,656
Total long-term debt and other			$22,430	$20,766

Maturities of Debt Obligations (at principal amount)
Remainder of 2023			$39	$150
2024			155	150
2025			2,794	2,789
2026			896	891
2027			6,648	6,938
2028			7,218	4,990
2029 - 2032			3,202	3,202
Total debt obligations			$20,952	$19,110

Three Months Ended			Nine Months Ended
September 30,			September 30,
	2023	2022	2023	2022
Cash provided by (used in) operating activities	$281	$(1,263)	$642	$(1,203)

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